Exhibit 21

COMMERCIAL NET LEASE REALTY, INC.

SUBSIDIARIES OF THE REGISTRANT

December 31, 2005

Subsidiary	Jurisdiction of Formation
CCMH I, LLC	Delaware
CCMH II, LLC	Delaware
CCMH III, LLC	Delaware
CCMH IV, LLC	Delaware
CCMH V, LLC	Delaware
CCMH VI, LLC	Delaware
CNL Commercial Mortgage Funding, Inc.	Delaware
CNL Mortgage Investors, LP	Delaware
CNL SBA License, Inc.	Delaware
CNLR BJ’s Orlando FL, LLC	Florida
CNLR DC Acquisitions I, LLC	Delaware
CNLR GP Corp.	Delaware
CNLR LP Corp.	Delaware
CNLR RAD Monticello NY, LLC	Delaware
CNLR Ster Florida LLC	Florida
CNLR Ster Paradise Valley Arizona LLC	Arizona
CNLR Ster Texas LP	Texas
CNLR Texas GP Corp.	Delaware
CNLRS Acquisitions, Inc.	Maryland
CNLRS Arcadian Commons, LLC	Delaware
CNLRS Bismarck ND, LLC	Delaware
CNLRS Development, Inc.	Maryland
CNLRS Equity Ventures, Inc.	Maryland
CNLRS Equity Ventures II, Inc.	Maryland
CNLRS Equity Ventures Plano, Inc.	Maryland
CNLRS Exchange I, Inc.	Maryland
CNLRS P&P, L.P.	Texas
CNLRS RGI Bloomingdale Exchange LLC	Delaware
CNLRS WG Dallas TX, LLC	Delaware
CNLRS WG Ennis TX, LLC	Delaware
CNLRS WG Long Beach MS, LLC	Delaware
CNLRS Yosemite Park CO, LLC	Delaware
Commercial Net Lease Realty Trust	Maryland
Commercial Net Lease Realty, LP	Delaware
Gator Pearson, LLC	Delaware
KK-Seminole FL, LLC	Delaware
NAPE Acquisition, Inc.	Maryland
NNN Acquisitions, Inc.	Maryland
Net Lease Funding, Inc.	Maryland
Net Lease Institutional Realty, L.P.	Delaware
Net Lease Realty I, Inc.	Maryland
Net Lease Realty III, Inc.	Maryland
Net Lease Realty VI, LLC	Delaware
NorthStar Brokerage Services, Inc.	Maryland
Orange Avenue Mortgage Investments, Inc.	Delaware
RAD Poughkeepsie NY, LLC	Delaware
RE-Stores, Inc.	Maryland
WG Grand Prairie TX, LLC	Delaware